EXHIBIT 10.39

PATENT LICENSE AGREEMENT

between

LUCENT TECHNOLOGIES GRL CORPORATION

and

CONDUCTUS, INC.

Effective as of April 1, 1999

Relating to Superconducting Materials

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

ARTICLE I - GRANTS OF LICENSES

1.01	Grant
1.02	Duration
1.03	Scope

ARTICLE II - FEES AND PAYMENTS

2.01	Fee
2.02	Royalties
2.03	Accrual
2.04	Records and Adjustments
2.05	Reports and Payments

ARTICLE III - TERMINATION

3.01	Breach
3.02	Voluntary Termination
3.03	Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01	Disclaimer
4.02	Nonassignability
4.03	Addresses
4.04	Taxes
4.05	Choice of Law
4.06	Publicity
4.07	Integration
4.08	Dispute Resolution

DEFINITIONS APPENDIX

**** Confidential material redacted and filed separately with the Commission.

i

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is between the following Parties: LUCENT TECHNOLOGIES GRL CORPORATION, a Delaware corporation (“GRL”), having an office at Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, and CONDUCTUS, INC., a Delaware corporation (“CONDUCTUS”), having an office at 969 West Maude Avenue, Sunnyvale, California 94086.  This Agreement is effective on April 1, 1999 (“Effective Date”).  The Parties agree as follows:*

ARTICLE I

GRANTS OF LICENSES

1.01        Grant

GRL grants to the CONDUCTUS under GRL’s PATENTS personal, nonexclusive and nontransferable licenses for:

COMMUNICATIONS PRODUCTS

HEALTHCARE PRODUCTS

NMR COIL SETS

SQUID SENSORS

and no other products.

1.02        Duration

All licenses granted herein under any patent shall continue for the entire unexpired term of such patent provided CONDUCTUS is in compliance with its obligations under this Agreement.

1.03        Scope

(a)           The licenses granted are licenses to make, have made and import in the United States and to use, lease, sell and offer for sale world-wide LICENSED PRODUCTS.

(b)           Licenses granted herein are not to be construed either (i) as consent by GRL to any act which may be performed by CONDUCTUS, except to the extent

* Any term in capital letters which is defined in the Definitions Appendix shall have the meaning specified therein.

impacted by GRL’s PATENTS, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

(c)           The grant of each license hereunder includes the right of CONDUCTUS to grant sublicenses within the scope of such license to CONDUCTUS’s SUBSIDIARIES for so long as they remain its SUBSIDIARIES.  Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee’s becoming a SUBSIDIARY of CONDUCTUS.

ARTICLE II

FEES AND PAYMENTS

2.01        Fee

(a)           In payment for the grant of rights hereunder by GRL to CONDUCTUS, CONDUCTUS agrees to pay to GRL an initial nonrefundable fee of [****]

(b)           For the convenience of the Parties, CONDUCTUS shall pay the fee specified in Section 2.01(a) in four installments as specified in the table below.

Installment	Amount		Due Date
1	$	[****]	July 15, 1999
2	$	[****]	September 15, 1999
3	$	[****]	January 15, 2000
4	$	[****]	April 15, 2000

(c)           In no event shall any fee paid or any portion thereof under this Section 2.01 be refundable or creditable toward royalties or other payments due under this Agreement.

2.02        Royalties

(a)           In addition to the fee specified in Section 2.01 and subject to Section 2.02(c), royalty shall be payable to GRL at the rate of [****] on each TYPE 1 LICENSED PRODUCT which is sold, leased, or put into use by CONDUCTUS or any of its SUBSIDIARIES licensed pursuant to Section 1.03(c).  Royalty shall be payable to GRL at the rate of [****] on each TYPE 2 LICENSED PRODUCT which is sold, leased, or put into use by CONDUCTUS or any of its SUBSIDIARIES licensed pursuant to Section 1.03(c).  Such royalty rates shall be applied, except as otherwise provided in this Article II, to the FAIR MARKET VALUE of such LICENSED PRODUCTS.  No royalty shall be due on LICENSED PRODUCTS sold to LUCENT or its SUBSIDIARIES.

(b)           If CONDUCTUS purchases a product which product is solely a material claimed in one or more of GRL’s PATENTS from a third party, which product is purchased from a third party licensed under one or more of GRL’s PATENTS to make, have made and/or import said product and such third party provides written notice to such effect at the time of purchase, then the royalty rate specified in Section 2.02(a) for any LICENSED PRODUCT incorporating or manufactured using said product shall be reduced by [****]

(c)           No royalty under this Section 2.02 shall be due on the sale, lease or use of any LICENSED PRODUCT prior to April 26, 2003.

2.03        Accrual

(a)           Royalty shall accrue upon the first sale, lease or putting into use of such LICENSED PRODUCT. (Rebuilding or enlarging any product shall be deemed to be a first putting into use of such product).  Obligations to pay accrued royalties shall survive termination of licenses and rights pursuant to Article III and the expiration of any patent.

(b)           When a company ceases to be a SUBSIDIARY of CONDUCTUS, royalties which have accrued with respect to any products or revenues of such company, but which have not been paid, shall become payable with CONDUCTUS’s next scheduled royalty payment.

2.04        Records and Adjustments

(a)           CONDUCTUS shall keep full, clear and accurate records with respect to all sales and with respect to LICENSED PRODUCTS and shall furnish any information which GRL may reasonably prescribe from time to time to enable GRL to ascertain the proper royalty due hereunder on account of products sold, leased and put into use by CONDUCTUS or any of its SUBSIDIARIES.  CONDUCTUS shall retain such records with respect to sales and with respect to each LICENSED PRODUCT for at least seven (7) years.  GRL shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.

(b)           Independent of any such examination, GRL will credit to CONDUCTUS the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to GRL delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that GRL is able to verify, to its own satisfaction, the existence and extent of the overpayment.

(c)           No refund, credit or other adjustment of royalty payments shall be made by GRL except as provided in this Section 2.04.  Rights conferred by this Section 2.04 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.05        Reports and Payments

Within sixty (60) days after the end of each semiannual period ending on March 31st or September 30th, commencing with the semiannual period during which April 26, 2003 occurs, CONDUCTUS shall furnish to GRL at the address specified in Section 4.05 a statement certified by a responsible official of CONDUCTUS showing in a  manner acceptable to GRL:

(i)                                     all TYPE 1 LICENSED PRODUCTS and TYPE 2 LICENSED PRODUCTS which were sold, leased or put into use during such semiannual period;

(ii)                                  the FAIR MARKET VALUES of such TYPE 1 LICENSED PRODUCTS and TYPE 2 LICENSED PRODUCTS; and

(iii)                               the amount of royalty payable thereon without regard to any exclusions or reductions of royalty pursuant to Sections 2.02(a) and (b); and

(iv)                              the net amount payable after application of such reductions of royalty.

If no TYPE 1 LICENSED PRODUCT or TYPE 2 LICENSED PRODUCT has been so sold, leased or put into use, the statement shall show that fact.

(c)           Within such sixty (60) day period specified in Section 2.05, CONDUCTUS shall pay in United States dollars to GRL at the address specified in Section 4.03 the royalties payable in accordance with such statement.  Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

(d)           Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate or successive prime rates (as posted in New York City during delinquency.  If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

ARTICLE III

TERMINATION

3.01        Breach

In the event of a breach of this Agreement by CONDUCTUS, GRL may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than two (2) months’ written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

3.02        Voluntary Termination

(a)           By written notice GRL, CONDUCTUS may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder.  Such notice shall specify the effective date (not more than six (6) months prior to the giving of said notice) of such termination.

(b)           Failure to pay any installment of the fee due pursuant to Section 2.01 within ten (10) days of the due date for such installment shall be considered to be a voluntary termination by CONDUCTUS, effective upon such due date, of all rights and licenses under this Agreement.  Upon such voluntary termination, such installment and any remaining installments of the fee due pursuant to Section 2.01 shall be payable immediately.

3.03        Survival

Any termination of licenses and rights of CONDUCTUS under the provisions of this Article III shall not affect CONDUCTUS’s licenses, rights and obligations with respect to any MAGNETIC PRODUCT made prior to such termination.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01        Disclaimer

Neither GRL nor any of its RELATED COMPANIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses and rights herein expressly granted.

4.02        Nonassignability

(a)           GRL has entered into this Agreement in contemplation of personal performance by CONDUCTUS and it is GRL’s intention that a transfer of CONDUCTUS’s licenses or rights not occur without GRL’s express written consent.

(b)           Neither this Agreement nor any licenses or rights hereunder, in whole or in part, shall be assignable or transferable by CONDUCTUS (by operation of law or otherwise) without GRL’s express written consent.

(c)           Any purported assignment or transfer of this Agreement or licenses or rights hereunder by CONDUCTUS without GRL’s necessary consent shall be void (without affecting any other licenses or rights hereunder).

(d)           Notwithstanding the provisions of Section 4.02(a-c), if CONDUCTUS is acquired by a third party prior to April 25, 2003, which third party (i) is not a COMPETITOR of GRL or any of its RELATED COMPANIES and (ii) is not engaged, as of the date on which CONDUCTUS is acquired, in litigation on any matter with GRL or any of its RELATED COMPANIES, then this Agreement may be assigned to such third party provided that such third party agrees:

(i)        to pay GRL a lump sum of five million United States dollars (U.S. $5,000,000.00) on the date this Agreement is assigned; or

(ii)       to pay GRL a lump sum of one million United States dollars (U.S. $1,000,000.00) on the date this Agreement is assigned and to amend the royalty provisions of Section 2.02(a) so that the royalty for TYPE 1 LICENSED PRODUCTS is [****] and for TYPE 2 LICENSED PRODUCTS is [****].

CONDUCTUS shall provide to GRL written notice of both the acquisition and which of (i) or (ii) above has been selected by the third party.

(e)           Notwithstanding the provisions of Section 4.02(a-c), if CONDUCTUS is acquired by a third party on or after April 25, 2003, which third party (i) is not a COMPETITOR of GRL or any of its RELATED COMPANIES and (ii) is not engaged, as of the date on which CONDUCTUS is acquired, in litigation on any matter with GRL or any of its RELATED COMPANIES, then this Agreement may be assigned to such third party provided that such third party agrees:

(i)        to pay GRL a lump sum of ten million United States dollars (U.S. $ 10,000,000.00) on the date this Agreement is assigned; or

(ii)       to pay GRL a lump sum of three million United States dollars (U.S. $3,000,000.00) on the date this Agreement is assigned and to amend the royalty provisions of Section 2.02(a) so that the royalty for TYPE 1 LICENSED PRODUCTS is [****] and for TYPE 2 LICENSED PRODUCTS is [****].

CONDUCTUS shall provide to GRL written notice of both the acquisition and which of (i) or (ii) above has been selected by the third party.

4.03        Addresses

(a)           Any notice or other communication hereunder shall be sufficiently given to CONDUCTUS when sent by certified mail addressed to CONDUCTUS’s office specified above, or to GRL when sent by certified mail addressed to Contract Administrator, Intellectual Property Organization, Lucent Technologies GRL Corporation, Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, United States of America. Changes in such addresses may be specified by written notice.

(b)           Payments by CONDUCTUS shall be made to GRL at Lucent Technologies GRL Corporation, General Post Office, P.O. Box 6219, New York, New York 10087-6219, United States of America or by wire transfer at Chase Manhattan Bank, Account Number: 323857752, Swift Code: CHASUS33, ABA Code: 021000021.  Changes in such address or account may be specified by written notice.

4.04        Taxes

CONDUCTUS shall pay any tax, duty, levy, customs fee, or similar charge (“taxes”), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of this Agreement, including taxes which CONDUCTUS is required to withhold or deduct from payments to GRL, except (i) net income taxes imposed upon GRL by any governmental entity within the United States (the fifty (50) states and the District of Columbia), and (ii) net income taxes imposed upon GRL by jurisdictions outside the United States which are allowable as a credit against the United States Federal income tax of GRL or any of its SUBSIDIARIES.  In order for the exception in (ii) to be effective, CONDUCTUS must furnish to GRL evidence sufficient to satisfy the United States taxing authorities that such taxes have been paid.  Such evidence must be furnished to GRL within thirty (30) days of issuance by the local taxing authority.

4.05        Choice of Law

The Parties agree that the law of New York, exclusive of its conflict of law provisions, shall apply in any dispute arising with respect to this Agreement.

4.06        Publicity

(a)           Nothing in this Agreement shall be construed as conferring upon CONDUCTUS or its SUBSIDIARIES any right to include in advertising, packaging or other commercial activities related to a COMMUNICATIONS PRODUCT, HEALTHCARE PRODUCT, NMR COIL SET, and/or SQUID SENSOR, any reference to GRL or any of its RELATED COMPANIES, their trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such COMMUNICATIONS PRODUCT, HEALTHCARE PRODUCT, NMR COIL SET and/or SQUID SENSOR is in any way certified by GRL or any of its RELATED COMPANIES.

(b)           Each Party agrees to maintain the contents of this Agreement in confidence.  However, GRL and its RELATED COMPANIES may disclose the royalty reduction provision of Section 2.02(b) to potential licensees of intellectual property relating to high temperature superconducting materials.

(c)           Each Party may make announcements relating to the existence of this Agreement.  Each Party agrees, however, to submit each announcement for approval to the other Party, whose approval shall not be unreasonably withheld.  If a Party does not respond within thirty (30) days from receipt of an announcement submitted to it for approval, such announcement shall be deemed approved by such Party.

4.07        Integration

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them.  Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the Party to be bound thereby.

4.08        Dispute Resolution

(a)           If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA").  If not thus resolved, it shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

(b)           Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

(c)           The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

(d)           The arbitrator shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(e)           The place of mediation and arbitration shall be New York City.

(f)            Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(g)           A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(h)           The arbitrator shall authority to award only compensatory damages.  The arbitrator shall no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

(i)            The Parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

LUCENT TECHNOLOGIES GRL CORPORATION

By:	/s/ M. R. Greene
M. R. Greene
Chairman

Date:	6-11-99

CONDUCTUS, INC.

By:	/s/ Charles E. Shalvoy
Charles E. Shalvoy
President and CEO

Date:	6/3/99

THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY

IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED

REPRESENTATIVES OF BOTH PARTIES

DEFINITIONS APPENDIX

COMPETITOR means a legal entity providing service and/or products in microelectronics (including but not limited to integrated circuits and optoelectronics), business communications systems (including but not limited to messaging, voice/date and call center systems), optical networking systems, switching and access systems, wireless network products, systems and infrastructure, network products (including but not limited to fiber products and power systems for communication products) and all natural improvements and extension therefrom.  The term does not include a legal entity whose sales of the above products constitute less than one percent (1%) of such legal entity’s revenue.  The term also does not include Superconducting Technologies Inc., Illinois Superconductor Corp., Northrop Grumman and General Dynamics.

COMMUNICATIONS PRODUCT means components for the transmission and reception of radio frequency signals including, but not limited to, front-end receivers and antennas.

FAIR MARKET VALUE means, with respect to any item sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated buyer in an arm’s length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such product in the form in which it is sold, whether or not assembled (and without excluding therefrom any components or subassemblies thereof which are included in such selling price).

In determining “selling price” the following shall be excluded:

(a)                      usual trade discounts actually allowed to unaffiliated persons or entities;

(b)                     packing costs;

(c)                      costs of insurance and transportation; and

(d)                     import, export, excise, sales and value added taxes, and customs duties.

GRL’s PATENTS means any patent issuing from U.S. patent application serial number 021,229 filed March 3, 1987, having inventors Batlogg, Cava and van Doser (presently involved in interference 101,981) and any reissues, divisionals, continuations, continuations-in-part and foreign equivalents thereof.

HEALTHCARE PRODUCT means a detector for magnetic resonance imaging.

LICENSED PRODUCTS means any product specified in Section 1.01.

NMR COIL SET means patterned and tested radio frequency devices for use in Nuclear Magnetic Resonance (NMR) systems.

RELATED COMPANIES means, with respect to GRL: (i) any SUBSIDIARY of GRL, (ii) the parent company of GRL, Lucent Technologies, Inc. and/or (iii) any SUBSIDIARY of such parent company.

SQUID SENSOR means superconducting quantum interference devices (SQUIDs) for measuring magnetic properties of materials for use in the field of healthcare and for research.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

TYPE 1 LICENSED PRODUCT means a COMMUNICATIONS PRODUCT.

TYPE 2 LICENSED PRODUCT means a HEALTHCARE PRODUCT, NMR COIL SET and/or a SQUID SENSOR.